Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Elects New Director to the Board

EXTON, PA, June 1, 2017 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced that the Company’s Board of Directors elected Deborah Keller as its newest member. With the addition of Ms. Keller, West's Board of Directors increases in size to 11 directors.

Ms. Keller, 54, serves as a Principal at Black Frame Advisors, LLC, and recently retired as Chief Executive Officer of Covance Drug Development, a business segment of Laboratory Corporation of America® Holdings. Prior to serving as CEO, Ms. Keller spent more than 28 years at Covance in a number of leadership roles, including Corporate Executive Vice President and Group President of Research and Development Laboratories, Corporate Senior Vice President and President of Discovery and Translational Services, and Vice President of Analytical Services in Europe. Prior to joining Covance, Ms. Keller began her career as an Analytical Chemist at Perrigo Company.

“We welcome Deborah Keller to West’s Independent Board of Directors,” said Patrick J. Zenner, Chairman of the Board of Directors, West. “Ms. Keller’s experience leading a multinational drug development business that partners, just as West does, with the world’s leading pharmaceutical and biotechnology companies will be a great asset to the Company. We look forward to the wealth of knowledge and perspective she will bring to the Board.”

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2016 net sales of $1.5 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

West and the diamond logo and By your side for a healthier world™ are registered trademarks or trademarks of West Pharmaceutical Services, Inc., in the United States and other jurisdictions.